Exhibit 99.1

Ventyx Biosciences Reports Second Quarter 2025 Financial Results and Highlights Recent Corporate Progress

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Positive topline Phase 2a biomarker data position VTX3232 as a potential disease-modifying therapy for patients with Parkinson’s disease
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Data from the Phase 2 study of VTX2735 in patients with recurrent pericarditis expected in Q4 2025
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Phase 2 study of VTX3232 in participants with obesity and cardiometabolic risk factors is fully-enrolled and on track to yield topline data in early Q4 2025
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Cash, cash equivalents and marketable securities balance of $209.0M as of June 30, 2025 expected to fund planned operations into at least H2 2026

SAN DIEGO, CA, Aug 7, 2025 (GLOBE NEWSWIRE) -- Ventyx Biosciences, Inc. (Nasdaq: VTYX) (“Ventyx”, “Company”), a clinical-stage biopharmaceutical company focused on developing innovative oral therapies for patients with autoimmune, inflammatory, and neurodegenerative diseases, today reported second quarter financial results and highlighted recent pipeline and business progress.

“We continue to enroll patients in our Phase 2 trial of VTX2735 in recurrent pericarditis (RP), where we believe upregulation of NLRP3 and Caspase-1 inflammasome are central to the pathogenesis of this disease. VTX2735, an oral agent with potent inhibition of NLRP3 and Caspase-1, has the potential to displace biologic therapies used today in patients with severe RP, as well as penetrate RP market segments underserved by current biologic therapies” said Raju Mohan, PhD, President and Chief Executive Officer. “The other ongoing Phase 2 study of VTX3232 in obese participants with cardiometabolic risk factors is fully enrolled and we are on track to release topline results in early Q4 2025. Finally, recapping positive data from our Phase 2a trial of VTX3232 in patients with early-stage Parkinson’s disease, the study accomplished its primary objectives by demonstrating safety and tolerability, achieving high drug exposure in the cerebral spinal fluid (CSF) and potent suppression of NLRP3-related biomarkers in CSF and plasma. As previously indicated, we continue with Phase 2 planning in Parkinson’s disease with input from academic and industry experts.”

Pipeline Updates and Anticipated Milestones

NLRP3 Inhibitor Portfolio: Ventyx’s portfolio of potential best-in-class oral NLRP3 inhibitors in clinical development include VTX2735, a peripherally restricted NLRP3 inhibitor, and VTX3232, a central nervous system (CNS)-penetrant NLRP3 inhibitor.

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VTX3232 in Parkinson’s Disease (Positive topline Phase 2a data, June 2025): The Phase 2a trial of VTX3232 in patients with early stage, idiopathic Parkinson’s disease met its goal of establishing the safety and tolerability of VTX3232 in this patient population with no drug-related treatment-emergent adverse events observed. The compound demonstrated high drug exposures with steady state concentrations in CSF and plasma exceeding the IC90 for NLRP3 inhibition by ≥3-fold for 24-hours post-dose with a once-daily formulation. VTX3232 also showed clear evidence of target engagement in plasma and CSF with robust reductions in downstream biomarkers of NLRP3 inhibition, such as IL-1β, IL-6 and high-sensitivity C-reactive protein (hsCRP). In addition, VTX3232 treatment was associated with improved motor and non-motor symptoms of Parkinson’s disease, as measured by the MDS-UPDRS.

Given the Phase 2a study met Ventyx’s internal criteria for continued clinical development, the Company initiated planning discussions for a placebo-controlled, Phase 2 trial in Parkinson’s disease and potentially in additional neurodegenerative disorders such as Alzheimer’s disease.

Ventyx has been invited to present the Phase 2a data for VTX3232 at two Parkinson’s disease meetings this fall. An abstract detailing the Phase 2a VTX3232 study results has been selected for an Oral Platform Presentation at the International Congress of Parkinson’s Disease and Movement Disorders from October 5th – 9th. In addition, Ventyx will present the Phase 2a VTX3232 results at the Michael J. Fox Foundation’s Parkinson’s Disease Therapeutics Conference, being held on October 16th.

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VTX2735 in Recurrent Pericarditis (Q4 2025 data): The ongoing Phase 2, multicenter, 30-patient, open-label trial is evaluating VTX2735, dosed twice daily, in patients with recurrent pericarditis over a 6-week primary treatment period, followed by a 7-week extension period. Key endpoints include safety, change in the numerical rating scale (NRS) pain score, and change in hsCRP. Ventyx expects to release topline results from this study in Q4 2025.

With the possibility of treating patients experiencing an active flare and preventing future recurrences with an oral agent, VTX2735 has the potential to streamline treatment for patients with recurrent pericarditis.

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VTX3232 in Cardiometabolic Diseases (Q4 2025 data): The Phase 2, multicenter, double-blind, placebo-controlled trial of VTX3232 in participants with obesity and cardiometabolic risk factors is fully-enrolled with subjects randomized to one of four groups for a 12-week primary treatment period: monotherapy placebo, monotherapy VTX3232, combination semaglutide + placebo, or combination semaglutide + VTX3232. Key endpoints include safety and change in hsCRP. The trial will also assess a panel of exploratory endpoints, including biomarkers of inflammation and cardiometabolic disease, as well as imaging to assess body composition and liver fat.

Data from the Phase 2 trial are expected to guide future development of the Company’s NLRP3 inhibitors in cardiometabolic diseases.

Inflammatory Bowel Disease (IBD) Portfolio:

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Tamuzimod (S1P1R Modulator, ulcerative colitis): Phase 2 induction data published in The Lancet (January 2025, doi:10.1016/S2468-1253(24)00386-8) showed that patients treated with tamuzimod experienced robust clinical and endoscopic remission rates compared to placebo. We believe combination treatment is emerging as a compelling concept in IBD to break through the modest clinical remission rates seen with monotherapies today. Tamuzimod’s efficacy and safety profile could position it as the backbone of future combination regimens with another oral or biologic agent. The Company is exploring partnership opportunities for tamuzimod in ulcerative colitis.
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VTX958 (TYK2 Inhibitor, Crohn’s disease): Phase 2 data suggest that VTX958 may have disease-modifying benefits in Crohn’s disease. Presentation of results in Crohn’s disease (20th Congress of the European Crohn’s and Colitis Organisation (ECCO), February 2025, Journal of Crohn’s and Colitis, doi.org/10.1093/ecco-jcc/jjae190.1175) demonstrated a robust, dose-dependent endoscopic response at Week 12 for VTX958 compared to placebo, with a greater magnitude of reduction in two key biomarkers of inflammation, CRP and fecal calprotectin.

Ventyx is exploring multiple options for continued development of VTX958 in Crohn's disease, including partnership opportunities.

Second Quarter Financial Results

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Cash Position: Cash, cash equivalents and marketable securities were $209.0 million as of June 30, 2025. We believe our current cash, cash equivalents and marketable securities are sufficient to fund our planned operations into at least H2 2026.
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Research and Development (R&D) expenses: R&D expenses were $22.3 million for the second quarter of 2025, compared to $27.8 million for the second quarter of 2024.
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General and Administrative (G&A) expenses: G&A expenses were $7.1 million for the second quarter of 2025, compared to $7.9 million for the second quarter of 2024.
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Net loss: Net loss was $27.0 million for the second quarter of 2025, compared to $32.0 million for the second quarter of 2024.

About Ventyx Biosciences

Ventyx Biosciences is a clinical-stage biopharmaceutical company developing innovative oral therapies for patients with autoimmune, inflammatory, and neurodegenerative diseases. Our expertise in medicinal chemistry, structural biology, and immunology enables the discovery of differentiated oral small molecule therapeutics for conditions with high unmet medical need, and our extensive experience in clinical development allows the rapid progression of these drug candidates through clinical trials.

Our portfolio of NLRP3 inhibitors includes VTX2735, a peripherally restricted NLRP3 inhibitor in Phase 2 development for recurrent pericarditis, and VTX3232, a CNS-penetrant NLRP3 inhibitor in Phase 2 development for neurodegenerative and cardiometabolic diseases. Our inflammatory bowel disease portfolio includes two Phase 2 compounds: tamuzimod (VTX002), an S1P1R modulator, and VTX958, a TYK2 inhibitor.

For more information on Ventyx, please visit our website at https://ventyxbio.com.

Forward-Looking Statements

Ventyx cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Ventyx’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: the potential of each of Ventyx’s product candidates, including the potential of VTX2735 and VTX3232, to emerge as best-in-class NLRP3 inhibitors and produce safe, effective or disease modifying results for the treatment of systemic inflammatory conditions or cardiometabolic or neurodegenerative diseases, the potential of VTX3232 as a disease-modifying therapy for Parkinson’s disease and additional neurodegenerative disorders such as Alzheimer’s disease, the anticipated timing of the enrollment of subjects and the estimated total subjects to enroll in the Phase 2 trials for VTX2735 and VTX3232; the timing of reporting data from either Phase 2 trial in Q4 2025; the potential for VTX2735 to penetrate the market for recurrent pericarditis, whether for severe cases or otherwise; management’s belief that upregulation of NLRP3 and Caspase-1 inflammasome are central to the pathogenesis of RP; management’s plans with respect to additional clinical trials of VTX3232 in patients with Parkinson’s, Alzheimer’s or another neurodegenerative disease as well as any cardiometabolic diseases, including the timing to commence, or funding of, such trials; management’s plans with respect to the commitment of internal resources toward further analysis, or development, including future studies, partnerships or other source of non-dilutive financing for tamuzimod in ulcerative colitis and VTX958 in Crohn’s disease, and related statements regarding strategic positioning; the potential for VTX3232 and VTX2735 in multiple cardiometabolic, systemic or neurological diseases and the continued development related thereto; the utility, safety or efficacy of a combination regimen including tamuzimod; the publication or presentation of clinical trial results at the International Congress of Parkinson’s Disease and Movement Disorders and the MJFF Parkinson’s Disease Therapeutics Conference; and the expected timeframe for funding Ventyx’s operating plan with current cash, cash equivalents and marketable securities.

The inclusion of forward-looking statements should not be regarded as a representation by Ventyx that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Ventyx’s business, including, without limitation: potential delays in the commencement, enrollment and completion of clinical trials; Ventyx’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; disruptions in the supply chain, including raw materials needed for manufacturing and animals used in research, delays in site activations and enrollment of clinical trials; the results of preclinical studies and clinical trials; early clinical trials not necessarily being predictive of future results; interim results not necessarily being predictive of final results; the potential of one or more outcomes to materially change as a trial continues and more patient data become available and following more comprehensive audit and verification procedures; regulatory developments in the United States and foreign countries; economic uncertainty in global markets caused by, among other things, geopolitical conditions, tariffs, military conflicts, and inflation volatility; unexpected adverse side effects or inadequate efficacy of Ventyx’s product candidates that may limit their development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; Ventyx’s ability to obtain and maintain intellectual property protection for its product candidates; the use of capital resources by Ventyx sooner than expected; and other risks described in Ventyx’s prior press releases and Ventyx’s filings with the Securities and Exchange Commission (SEC), including in Part II, Item 1A (Risk Factors) of Ventyx’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed on or about the date hereof, and Ventyx’s subsequent filings with the SEC.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Ventyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor Relations Contact:

Joyce Allaire
Managing Director

LifeSci Advisors
IR@ventyxbio.com

Financial Tables

Ventyx Biosciences, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$22,266	$27,805	$45,164	$61,552
General and administrative	7,067	7,907	14,266	15,928
Total operating expenses	29,333	35,712	59,430	77,480
Loss from operations	(29,333)	(35,712)	(59,430)	(77,480)
Other (income) expense:
Interest income	(2,367)	(3,783)	(5,033)	(7,010)
Other expense	21	21	30	52
Total other (income) expense	(2,346)	(3,762)	(5,003)	(6,958)
Net loss	$(26,987)	$(31,950)	$(54,427)	$(70,522)
Unrealized loss on marketable securities	(152)	(119)	(266)	(181)
Foreign currency translation	246	(8)	357	(17)
Comprehensive loss	$(26,893)	$(32,077)	$(54,336)	$(70,720)
Net loss per share attributable to common shareholders, basic and diluted	$(0.38)	$(0.45)	$(0.76)	$(1.07)
Shares used to compute basic and diluted net loss per share attributable to common shareholders	71,198,652	70,554,718	71,165,440	66,192,348

Ventyx Biosciences, Inc.

Selected Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	June 30,	December 31,
	2025	2024
Cash, cash equivalents and marketable securities	$208,959	$252,943
Working capital	207,853	216,849
Total assets	230,009	276,563
Total liabilities	20,626	22,518
Accumulated deficit	(608,736)	(554,309)
Total stockholders' equity	209,383	254,045